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EXHIBIT (e)(10)

RICHARD ALLAN HORNING (SB#45439)
THOMAS E. MOORE III (SB#115107)
 TOMLINSON ZISKO LLP
200 Page Mill Road, Second Floor
Palo Alto, CA 94306
Telephone: (650) 325-8666
Facsimile: (650) 324-1808

JAMES A. DiBOISE (SB#083296)
 WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
One Market, Spear Tower Suite 3300
San Francisco, CA 94105
Telephone: (415) 947-2000
Facsimile: (415)947-2099

Attorneys for Plaintiff
DIGITAL IMPACT, INC.

UNITED STATES DISTRICT COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN FRANCISCO DIVISION

DIGITAL IMPACT, INC., a Delaware corporation, Plaintiff, vs. YESMAIL, INC., a Delaware corporation, Defendant.	NO. C05-00990-BZ COMPLAINT FOR PATENT INFRINGEMENT [Demand for Jury Trial]

        Plaintiff Digital Impact, Inc. alleges as follows:

THE PARTIES

        1.     Plaintiff Digital Impact, Inc. ("Digital Impact") is a Delaware corporation with its principal place of business in San Mateo, California. Digital Impact is a provider of online direct marketing solutions for consumer-oriented enterprises. Digital Impact's solutions enable marketers to create and develop permission-based e-mail marketing campaigns. Digital Impact acts as an agent for its clients who communicate with their customers online.

        2.     Defendant Yesmail, Inc. ("Yesmail") is a Delaware corporation with its principal place of business in San Carlos, California. Yesmail is also in the business of providing e-mail marketing services.

JURISDICTION AND VENUE

        3.     This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. Section 1338(a), in that this is an action for patent infringement arising under the patent laws of the United States, 35 U.S.C. Sections 1, et seq.

        4.     Venue for this action is proper in this Court pursuant to 28 U.S.C. Sections 1391 and 1400(b), in that defendant Yesmail has committed acts of infringement in this judicial district.

FIRST CAUSE OF ACTION

(Patent Infringement of the '634 Patent—35 U.S.C. §271)

        5.     Digital Impact realleges and incorporates herein by reference each and every allegation set forth in Paragraphs 1 through 4, above.

        6.     On September 10, 2002, the United States Patent and Trademark Office duly and legally issued United States Patent No. 6,449,634 (the "'634 Patent"), entitled "METHOD AND SYSTEM FOR REMOTELY SENSING THE FILE FORMATS PROCESSED BY AN E-MAIL CLIENT." The inventor was Gerardo J. Capiel, who duly assigned the '634 patent to Digital Impact. At all relevant times Digital Impact has been the owner, by valid assignment, of all right, title and interest in and to the '634 Patent. A copy of the '634 Patent is attached hereto as Exhibit A, and is incorporated herein by reference.

        7.     Defendant Yesmail has infringed and is continuing to infringe the '634 Patent, directly, contributorily, and/or by inducement, in violation of 35 U.S.C. Section 271.

        8.     Unless and until enjoined by this Court, said defendant will continue to infringe the '634 Patent, and Digital Impact will continue to suffer irreparable harm for which there is no adequate remedy at law. Accordingly, Digital Impact is entitled to preliminary and/or permanent injunctive relief against such infringement pursuant to 35 U.S.C. Section 283.

        9.     Also as a result of Yesmail's infringement of the '634 Patent, Digital Impact has been and will continue to be injured in its business and property rights, and is entitled to recover damages for such injuries pursuant to 35 U.S.C. Section 284 in an amount to be determined at trial.

        10.   Defendant Yesmail's infringement of the '634 Patent has been and continues to be deliberate and willful, thereby rendering this an exceptional case pursuant to 35 U.S.C. Sections 284 and 285.

        11.   The '634 Patent is currently the subject of continuation proceedings before the U.S. Patent and Trademark Office. Digital Impact reserves the right to amend this complaint when and if a continuation patent is issued.

PRAYER FOR RELIEF

        Wherefore, plaintiff Digital Impact requests entry of judgment against defendant Yesmail as follows:

        1.     For a declaration that the '634 Patent is valid and enforceable, and that defendant Yesmail has infringed one or more claims of that Patent;

        2.     For an order preliminarily and/or permanently enjoining Yesmail and its officers, agents, servants, employees and attorneys, and all persons acting in active concert or participation with them, from further infringing, contributing to and/or inducing infringement of the '634 Patent, in accordance with 35 U.S.C. Section 283;

        3.     For an order awarding Digital Impact damages in an amount adequate to compensate Digital Impact for Yesmail's infringement, in accordance with 35 U.S.C. Section 284;

        4.     For an order increasing the damages to three times the amount found or assessed by virtue of the deliberate and willful nature of Yesmail's infringement, in accordance with 35 U.S.C. Section 284;

        5.     For an award of Digital Impact's costs of suit, including reasonable attorneys' fees in accordance with 35 U.S.C. Section 285; and

        6.     For such other and further relief as this court may deem just and appropriate.

Dated: March 8, 2005	TOMLINSON ZISKO LLP
	By:	/s/ THOMAS E. MOORE III Thomas E. Moore III Attorneys for Plaintiff DIGITAL IMPACT, INC.

DEMAND FOR JURY TRIAL

        Pursuant to Rule 38 of the Federal Rules of Civil Procedure, Plaintiff Digital Impact demands a trial by jury on each of the above causes of action.

Dated: March 8, 2005	TOMLINSON ZISKO LLP
	By:	/s/ THOMAS E. MOORE III Thomas E. Moore III Attorneys for Plaintiff DIGITAL IMPACT, INC.

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EXHIBIT (e)(10)
THE PARTIES
JURISDICTION AND VENUE
FIRST CAUSE OF ACTION (Patent Infringement of the '634 Patent—35 U.S.C. §271)
PRAYER FOR RELIEF
DEMAND FOR JURY TRIAL